UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 6, 2007

Kirkland's, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Tennessee	000-49885	621287151
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

805 North Parkway, Jackson, Tennessee		38305
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	731-668-2444

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under item 2.03 of this report is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 6, 2007, Kirkland’s, Inc. (the "Corporation") entered into a First Amendment to Loan and Security Agreement (the "Amendment"), by and among the Corporation and two of its subsidiaries, Kirkland’s Stores, Inc., a Tennessee corporation ("Kirkland’s Stores"), and kirklands.com, a Tennessee corporation ("kirklands.com"), as borrowers (the "Borrowers"), Bank of America, N.A., as agent for the lenders (the "Agent"), and the financial institutions named therein as lenders (the "Lenders"). The Amendment amends the terms of the Loan and Security Agreement, dated as of October 4, 2004, by and among the Borrowers, Fleet Retail Group, Inc. (predecessor in interest to the Agent), and the Lenders, which was reported on a Form 8-K filed on October 8, 2004.

As a result of the Amendment, the aggregate size of the overall credit facility remained unchanged at $45 million. However, the Amendment provides the Company with additional availability under its borrowing base through higher advance rates on eligible inventory. Additionally, the term of the facility was extended two years making the new expiration date October 4, 2011.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed as part of this report:

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

August 10, 2007	By:	/s/ W. Michael Madden

Name: W. Michael Madden
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement, dated as of August 6, 2007, by and among Kirkland’s, Inc., Kirkland’s Stores, Inc., and kirklands.com, as borrowers, Bank of America, N.A., as agent for the lenders, and the financial institutions named therein as lenders.